Exhibit 99.1

POLAND CHINA MINE AREA PROJECT

Myers Creek Mining District
Okanogan County Washington
T. 40 N., R. 29 E., Sections 1-3 and 10-12

Summary Report

Prepared
For
NABO INC.
311 Tawny Road
Sarnia, Ontario
Canada
N7S 5K1

Prepared
By
R.E. Miller B. Eng. Sci.
N15607 Timberwood court
Spokane, Washington
99208

January 5, 2006

TABLE OF CONTENTS

1.0      INTRODUCTION

2.0      LOCATION AND ACCESS

3.0      LAND STATUS

3.1      Patented Claims
3.2      Dart Property

4.0      PHYSIOGRAPHY

5.0      HISTORY

6.0      GEOLOGY

6.1      Regional Geology

6.1 A    Eugeosynclinal Deposits
6.1 B    Granitic Rocks
6.1 C    Okanogan Gneiss Dome
6.1 D    Tertiary Volcanic Rocks
6.1 E     Structure

6.2      Property Geology
6.3      Mineralization

7.0      PREVIOUS WORK

7.1      General
7.2      Drilling
7.3      Poland China
7.4      Geophysics
7.5      Estimated Cost of Exploration & Development Programs To Date

7.5.1    Myers Creek Mining District
7.5.2    Rock Creek Gold Trend (Canadian Side)
7.5.3    Poland China Mine Area

8.0      CONCLUSIONS AND RECOMMENDATIONS

APPENDICES

References
Certification of Qualification

1.0       INTRODUCTION

The Poland China mine and associated prospective area was discovered in 1896 and is  located in the Myers Creek Mining District, Okanogan County Washington T. 40 N., R.29 E., Sections 1-3 and 10-12.  The Poland China mine produced small, sporadic shipments of gold ore up until 1939 when mining ceased.

Most of the gold ore was mined from one quartz-bearing structure exposed in the glory hole however adit-level workings reveal additional mineralized structures.  Mineralization appears related to bedding plane shears, which have variable orientations.  Measurements from underground workings show a general N35 degrees E to east-west strike, with 20 to 45 degree dips (locally steeper) to the SE and NW.  These structures are quite commonly associated with increases in pyrite, quartz veinlet content, and elevated gold values.

From 1939 to the present date, the Myers Creek Mining District has received various levels of exploration activity directed towards gold discovery.  Exploration activity  increased in 1989 and 1990 with the Crown Resources gold skarn discovery of a reserve containing approximately one million ounces of gold, in the eastern part of the district on Buckhorn Mountain.

2.0       LOCATION AND ACCESS

The Myers Creek mining district extends from the Ferry-Okanogan county line westward 27 miles to the Okanogan River.  From the Canadian border, the district extends southward 12 miles to the southern edge of T. 39 N. (Fig #1)

Access to the Poland China mine area is good, and provided by well-maintained state, county and forest service roads.  The more remote areas can be reached by way of poorly to un-maintained ranch and logging roads.  Chesaw, which is a small settlement in the north-central part of the Myers Creek district, is most readily accessible by way of 20 miles of surfaced county roads from the town of Oroville.  The Poland China mine lies 4 miles west of  Chesaw.

3.0       LAND  STATUS (Fig #2)

3.1       PATENTED CLAIMS

CLAIM NAME         M.S. NO.      PATENT NO.         PATENT         ACRES
                                                                                            DATE

Peerless Placer              1053               552299                 10-30-1916         19.547
Realty Lode                  1039                605496                 10-29-1917         20.159
Oro Libre Lode            1039                605496                 10-29-1917         14.158

CANADA
119°
49°
U S
Osoyoos Lake
Oroville
Chesaw
MYERS CREEK DISTRICT
WAUCONDA DISTRICT
Wauconda
Okanogan River
Tonasket
Republic
CANADA
MYERS CREEK DISTRICT
WAUCONDA DISTRICT
OKANOGAN COUNTY
WASHINGTON
IDAHO
OREGON

Map of Myers Creek Mining District.

Location Map

Figure 1

Charles F. Lode           1039                605496                  10-29-1917         20.638
Kismet Lode                1039                605496                  10-29-1917         18.941
Northland Lode            1039                605496                  10-29-1917        19.091
Timberland Lode          1039                605496                  10-29-1917        11.198
Overtop Lode              1039                605496                  10-29-1917        19.784

Tax Parcel No 9940291110  T. 40N, R 29 E, W,M,

Tax 6 Lot 15 part of SE ¼ of SE ¼ of Section 11,  0.55 acres
Tax Parcel No. 4029111006

Tax 5 Lot 14 Part of SE ¼ of SE ¼ of Section 11,  7.5 acres
Tax Parcel No. 4029110005

3.2       DART PROPERTY

Section 1: Southwest quarter (SW ¼) 160 acres

Section 2:  Southeast quarter  (SE ¼) excepting a strip of land 231 feet wide extending along the east boundary line of said subdivision from the Southline thereof to a point 100 feet South of the Northline of Section 2.

Section 11:  Lot 10 (30.80)a;  Lot 11 (3.14) a; Lot 17 (21.40) a; Lot 9 west of Road; Northeast  Quarter of the Northeast  Quarter (NE ¼ NE ¼) less the East half Northeast quarter Northeast Quarter Northeast (E ½ NE ¼ NE ¼ NE ¼); South half of the Northeast Quarter (S ½ NE ¼ ) west of Road.  (total acres 150)

Section 12:  East half of the Northwest Quarter (E ½ NW ¼); Northwest Quarter of the North Quarter (NW ¼ NW ¼ ) 120 acres

All in T. 40 R. 29 E.W.M.

4.0       PHYSIOGRAPHY

The  Myers Creek district is in the northwestern part of the Okanogan Highlands, which is a composite group of north-trending mountain ranges.  The highlands cover an area in Washington of about 6,750 square miles and are 90 miles long (east-west) and 75 miles wide (north-south).  Although the highlands are mountainous, they lack the ruggedness of the Cascade Mountains to the west.  The area encompassing the Myers Creek district is characterized by mountains with rounded tops and steep-walled valleys.  Most of the area contains a thick cover of overburden, but many slopes are rocky and void of vegetation.  In the Poland China area of the Myers Creek district, the countryside is less mountainous and contains large areas of gently rolling, grassy range lands.

TOWNSHIP 40 N., RANGE 29 E.W. M.

OKANOGAN COUNTY, WASHINGTON

BRITISH
COLUMBIA
Black Hill
Alden Lk.
Molson Tri Sta.
Lindberg Lk.
Laura Lk.
Kerwin Lk.
Molson Hill
Teal Lake
Fields Lk.
Sanger Lk.
Ads Lk.
Mary Ann Cr.
HAZEL JONES
H. R. SCHMIDT
R. D. DART
JOHN O. DART
JOHN W. YERXA
EMMA L. RUEGER
E. O. GREEN
ROSINA SOAK
HARRY A. SHERLING
KALAEUX SHERLING
KALAEUX STERLING
CHARLIE LESLIE
MARTHA ANN ZESIGER
L. L. HOWARD
JESS ZESIGER
HAROLD ZESIGER
STATE SCHOOL LAND
DENVER
OVERTOP
REALTY
WM. O. DAVIES
W. O. DAVIES
LLOYD FIELD
EDW. F. BUCKLEY
WM. S. BUCKLEY
WENDELL FLETCHER
LESLIE STEWARD
MARJORIE CLARK
WENDELL T. FLETCHER
Poland China Mine

Poland China Property Map

Figure 2

The region’s average elevation is about 3,500 feet; the average summit elevation for mountains is about 4,800 feet.  Although only eight mountain peaks in the region exceed 5,000 feet in elevation, at least 27 peaks are 4,000 feet or higher in elevation.  Buckhorn Mountain (5,602 feet) is the highest point in the Myers Creek district.  The lowest site in the region is at the city of Tonasket on the Okanogan River with an elevation of 903 feet.

The Okanogan Highlands has been dissected by numerous streams, which ultimately discharge into the Columbia River.  In the Myers Creek district, Myers, Toroda and Tonasket Creeks are major streams.  These creeks, as well as numerous permanent and intermittent tributaries, form a dendritic drainage pattern in the region. The upper reaches of Mary Ann Creek bisects the Poland China mine.

Except for the western two-thirds of the Myers Creek district, a thick conifer forest covers most parts of the Myers Creek district.  Most forested areas fall within the boundaries of the Okanogan National Forest.  In forested areas, sparsely timbered sections occur mainly on south-facing slopes that contain thin or rocky soil cover.  The most common conifers are Douglas fir, western larch, and western yellow pine.  Deciduous trees, which commonly grow along moist valley floors, include willow, alder, aspen, cottonwood, and poplar.  Areas void of conifers and broadleaf deciduous trees have as groundcover, sagebrush, pine grass, and bunchgrass.

The district’s climate is semiarid, but receives more moisture than most other semiarid areas of eastern Washington.  The annual mean rainfall is 18 inches, most of which falls between November and June, with the wettest months being May and June.  The annual mean temperature is around 45 degrees F (7.2 degrees C).  January is generally the coldest month with a mean temperature of about 23 degrees F (-5 degrees C); July and August are the warmest months with a mean temperature of about 60 degrees F (15.6 degrees C) annual extremes can be as low as -30 degrees F (-1.1 degree C) and as high as 105 degrees F (40.5 degrees C).  The average growing season is about 80 days.

5.0              HISTORY (Fig #3)

6.0

Myers Creek Mining District (Fig #4)

The  birth of mining in the Myers Creek district, as well as in most other mining districts of Okanogan County, took place in February 1896 with the opening of the north half of the Colville Indian Reservation to mineral entry.  The districts’ initial discoveries of gold, silver, and copper were made in the vicinity of the present settlement of Chesaw approximately 4 miles ESE of the Poland China mine.  Within a few months, other discoveries of these metals were made, 2 miles east of Chesaw, on Buckhorn Mountain, as well as 12 miles east in the Toroda Creek area.  Placer gold was discovered in the gravels of several creeks but only on Mary Ann Creek were the gravels rich enough to mine.

Franklin Camp (1896)
Hedley (1894)
Beaverdell (1897)
Legend
Placer district
Lode mine or camp
Smelter
Fairview (1890's)
Camp McKinney (1887)
Rock Creek Gold Trend
Rock Creek (1859)
Deadwood Camp (1891)
Greenwood (1901)
Jewel Lake (1895)
Summit Camp (1895)
Phoenix (1891)
Boundary Falls (1902)
Grand Forks (1900)
Similkameen River (1859)
Dividend-Lakeview (1901)
Boundary Creek (1859)
Myers Creek District (1901)
Poland China (1896)
25 Kilometres
Scale 1:500,000
Note: Dates are those of first important activity, not necessarily production
Map showing location of significant early mining activity
Republic (1896)
Conconully Camp (1886)
49°30'
49°00'
48°30'
120°30'
120°00'
119°30'
119°00'
118°30'
N

Significant Early Mining Activity
Regional Poland China Area

Figure 3

By the turn of the century, small shipments of high-grade gold ore had been made to smelters, and many properties were under development.  Several concentrating mills were erected to treat sulfide-rich gold ores, but most mills did not produce enough concentrates to pay for their costs.  From 1900 to 1905, no fewer than 12 mines produced minor amounts of gold, silver, copper, and iron in the Myers Creek district.  In the Myers Creek district the most productive mine was the Magnetic, which produced a total of about 80,000 tons of magnetite between 1918 and 1950.  In 1990 the one million ounce Crown Jewel gold  skarn deposit was discovered at Buckhorn Mountain.  This ore body is under development and scheduled for operations in 2007.

Chronological History

Poland China Mine, Myers Creek Mining District

1896	Discovery of Poland China gold bearing quartz vein

1910	Development was continued at the Poland China mine by Molson Gold Mining Co., including milling tests with a 25 ton mill.

1913	Molson Gold Mining Co. completed its 25 ton, six Nissen stamp mill with 2 Wilfley tables and a Barrel amalgamator.

1914	Molson Gold made a small shipment

1915	Poland China mine mills contract ore

1923	Mary Ann Creek Mining Co. conducted amalgamation test at the Poland China mill site

1933	Poland China mine-mill operated and shipped siliceous gold ore to smelter.

1934	Small shipment from the Poland China.

1937	Minor production is reported for the Poland China mine.

1938	Minor production is reported.

1939	Minor production is reported.

6.0       GEOLOGY

6.1       REGIONAL GEOLOGY (Fig #5)

The bedrock of north-central Okanogan County consists of (1) eugeosynclinal rocks of Permian or Triassic age, (2) late Mesozoic high-grade metamorphic rocks consisting of gneiss, schist, and amphibolite, (3) Mesozoic and Cenozoic plutonic rocks, and (4) Cenozoic lavas and continental sedimentary rocks that overlie the older rocks. Surficial deposits consist chiefly of alluvium, which is confined to the largest valleys, and glacial drift which occurs patchily over the entire area.

Myers Creek Mining District

R.29E.
R.30E.
T.40N.
Alden Lake
Walker Lake
Strawberry Lake
Strawberry Mtn
Mary Ann Lake
Ada Lake
Fields L.
Hollow
Myers
WASHINGTON
OKANOGAN NATIONAL FOREST
Buckhorn Mtn
Chesaw
Cemetery
Base - Mt. Bonaparte 15' quad.
0 0.5 1 Mile
Scale
LEGEND
Mine
Prospect
Placer gold workings
PROPERTIES
1. Mary Ann placers
2. Poland China
3. Strawberry Lake
4. Olentangy
5. Ophir
6. Delate
7. Review
8. Gray Eagle
9. Reco
10. Butcher Boy
11. Yakima
12. Ben Harrison

Mines and prospects of Myers Creek Mining District.

Figure 4

Orogeny and plutonism began almost simultaneously during Late Triassic with folding of Permian and Triassic rocks and intrusion by several plutons.  Plutonism continued sporadically through Jurassic, Cretaceous, and early Tertiary. During late Mesozoic, the Okanogan gneiss dome formed as a result of intense regional deformation and metamorphism. Volcanism began in early Eocene with the deposition of sediments, pyroclastic rocks, and lava flows upon an angular unconformity on older rocks, and continued into Oligocene and possibly early Miocene time. In northeastern Okanogan County and northwestern Ferry County, Eocene deposition was accompanied by penecontemporaneous faulting and subsidence of the north- to northeast-trending Republic and Toroda Creek grabens. Although volcanism continued to the south on the Columbia Plateau, through late Miocene and into early Pliocene, lava flows of this episode are not present in the area covered by this report. With the exception of continental glaciation, which modified the terrain and left extensive glacial deposits throughout the region, major geologic episodes terminated in early Miocene.

6.1 A   Eugeosynclinal Deposits

These represent the oldest rocks of north-central Okanogan County and consist of weakly to moderately metamorphosed eugeosynclinal rocks of Permian or Triassic age. Geologic studies by Rinehart and Fox (1972) reveal that these rocks represent two mappable units, which are separated by an angular unconformity. The older of these units consists of the Anarchist Group of Permian age, composed of the Bullfrog Mountain and Spectacle Formations. Predominant rocks of the Bullfrog Mountain Formation consist of slate, phyllite, metasharpstone, conglomerate, and fine-grained impure marble. The Spectacle Formation, in addition to the above-mentioned rocks, consists of silicified marble and massive quartzite. The lower member of the formation contains slate, phyllite, greenstone, and amphibolite. Rocks of the Anarchist Group are overlain by Triassic or Permian rocks of the Kobau Formation and are separated from them by a distinct angular unconformity. Common rocks of the Kobau Formation are greenstone, greenschist, quartzite, metasiltstone, metachert, fine-grained impure marble, phyllite, metadiabase, metagabbro, and siliceous dolomitic magnesite. In the Chesaw area, parts of the Kobau Formation have been intruded by Mesozoic felsite dikes and pipes. of quartz porphyry and plagioclase porphyry, which are commonly hydrothermally altered. The Kobau Formation is also the host for most metallic mineral deposits of the Myers Creek mining district.

6.1 B   Granitic Rocks

Plutons of granitic composition occur as small stocks and elongated masses and are Triassic to early Tertiary in age. Common rock types are granodiorite, quartz monzonite, quartz diorite, diorite, and monzonite. Alaskite, nepheline syenite, malignite, pyroxenite,

121°
120°
119°
118°
49°
Penticton
Nelson
Poland
China
30 kilom.
Scale 1:1,000,000
note: geology modified after
Monger & Preto (1972)
Legend
Intrusive rocks
Metamorphic Complexes
Tertiary
Mesozoic
Middle - Upper Paleozoic
Pre - C & Lower Paleozoic

Regional Geology & Structural Setting

Figure 5

hornblendite, and peridotite are less common. Fox (1970 and 1978) mapped the largest plutons as the Osoyoos, Wauconda, and Buckhorn Mountain plutons and believed them to be of Triassic or Jurassic age. The Osoyoos pluton, 5 miles northeast of Oroville, consists chiefly of gneissic quartz diorite and fine-grained mafic diorite; the Buckhorn Mountain pluton, 5 miles northeast of Chesaw, consists mainly of fine- to medium-grained biotitehornblende granodiorite with alaskite, quartz monzonite, and other granitic varients; the Wauconda pluton of the Bonaparte Lake area is chiefly granodiorite of variable composition and locally porphyritic, gneissic, or brecciated. The principal mineralized areas of the Myers Creek mining district appear closely associated with granitic rocks, either as contact metamorphic or fissure vein types.

6.1 C   Okanogan Gneiss Dome

Rocks of the gneiss dome consist of paragneiss, orthogneiss, and associated granitic rocks that appear in part to have been derived from eugeosynclinal rocks during late Mesozoic metamorphism.

An outstanding feature of the gneiss dome is the conspicuous absence of metallic mineral deposits. Heavy metals (copper, lead, and zinc) analyses of rocks and stream sediments of the dome indicates that the dome is deficient in these metals, and possibly represents a regional low for metallic mineralization.

6.1 D   Tertiary Volcanic Rocks (Fig #6)

Tertiary volcanic rocks are found on the northeast corner of the Myers Creek Mining District within a belt about 24 miles long in north-south direction and up to 12 miles wide east and west. North-flowing Toroda Creek occurs near the center of the belt. Smaller, isolated outcrops of Tertiary volcanic rocks of similar lithology and age also occur along the western edge in the Okanogan Valley. The Tertiary volcanic rocks have been mapped as (1) O'Brien Creek Formation (lower Eocene), (2) Sanpoil Volcanics (middle Eocene), and (3) Klondike Mountain Formation (upper Eocene).

The O’Brien Creek Formation consists mainly of well-bedded to massive, pale-green cream or buff tuff, tuffaceous sandstone, siltstone, shale, and conglomerate. The rocks are fairly well indurated and appear to be about 400 meters (1,312 feet) thick along Beaver Creek, but the total stratigraphic thickness may be as great as 1,300 meters (4,264 feet). An angular unconformity separates the O'Brien Creek Formation from the older underlying Permian or Triassic metamorphic rocks. Although finegrained, sparse pyrite occurs sporadically in some rocks of the formation, other metallic minerals do not appear to be present.

The Sanpoil Volcanics are of middle Eocene age and occur chiefly in the same areas as the O'Brien Creek Formation. The volcanics are chiefly lithoidal lava flows of quartz latitic to andesitic composition, and generally porphyritic. The rocks are massive to flow layered and include minor quartz-poor tuffaceous rocks and volcanic breccias, as well as several small intrusive bodies. In the Toroda Creek graben, the formation is over 1,000 meters (3,280 feet) thick; in the Republic area, it may be as much as 1,200 meters (3,936 feet) thick.

49°30'
120°30'
120°00'
119°30'
119°00'
118°30'
White Lake Basin
Midway area
Legend
White Lake and Skaha Fms.
Klondike Mountain Formation.
Keremeos
Grand Forks
Osoyoos
49°00'
Marron Formation (includes Sanpoil Volcanics in U.S.A. and Marama Fm. at White Lake.)
Poland China Mine
Kettle River Formation (includes O'Brien Creek Fm. in U.S.A. and Springbrook Fm. at White Lake.)
25 Kilometres
Scale 1:500,000
Tonasket
Normal fault.
Republic Graben
48°30'
N

Regional Distribution of Tertiary Rocks (Eocene).

Figure 6

As in the case of the O'Brien Creek Formation, rocks of the Sanpoil Volcanics appear void of ore minerals, except for minor pyrite.

The Klondike Mountain Formation is late Eocene in age and has been radiometrically dated at 41.3 to 49.1 m.y., which makes it the youngest formation in the area. Rocks of the formation unconformably overlie the Sanpoil Volcanics, and consist of a wide variety of volcanic and epiclastic deposits which have been divided into three members. The lowest member (Tom Thumb Tuff Member) consists of volcanic breccia, sandstone, conglomerate, and tuffaceous shale. The middle member consists of pale-colored volcanic breccias and lavas. The upper member consists of dark-gray vitric lava flows and flow breccias. Planar flow structure is common to many lava flows of the middle member, and many flows of the upper member are complexly columnar jointed.

Surficial deposits of the area consist chiefly of glacial deposits and valley alluvium. Peidmont glaciers, which covered most of the Okanogan Highlands in Wisconsin time, blanketed the entire region with a layer of till, and scattered patches of till remain over many parts of north-central Okanogan County. Only the highest peaks of the region rose above the surface of the glacier, which may have been 4,500 to 5,000 feet thick. In some valleys the till may have been several hundred feet thick, but was much thinner on steep valley walls, and on the summits of 15 high mountains. In waning stages, when ice was melting faster than it was accumulating, much glacial debris formed.

In the largest valleys, kame terraces formed between valley walls and ice masses in valley bottoms. These deposits consist of well-sorted but poorly stratified layers of sand and gravel, as well as minor silt. Several till plains contain well-developed kame and kettle topography, and small ponds occupy many kettles. In other areas the hummocky surfaces of the glacial terrain contain lakes as much as 1 mile long. Along the lower reaches of Mary Ann Creek a well-developed network of southeasterly trending eskers and terraces occurs. The bottoms of some of the largest valleys contain unconsolidated, poorly sorted deposits of sand, gravel, and silt of post-glacial age. Upon these deposits rest similar materials of the Recent floodplains. Other minor surficial deposits of the area consist of hillside talus and landslide debris.

6.1 E    Structure

The dominant structural feature of the region is the Okanogan gneiss dome. The dome  covers about 950 square miles of eastern Okanogan County.  Gneiss, as well as associated granitic rocks of the dome, are foliated and lineated. The western edge of the dome is distinctly layered with well-developed, low-angle dips to the west and northwest. Elsewhere along the edges of the dome, layering is present, but less distinct. Rocks surrounding the dome exhibit all degrees of folding, ranging from intensely folded Permian or Triassic eugeosynclinal rocks to moderately folded Tertiary volcanic rocks, with low-to-moderate easterly dips predominating. The older rocks are distinctly lineated and foliated. Faults occur throughout the region, and appear to be chiefly of Tertiary age. Most major faults occur in the north and east parts of the region, and trend north to northeast; dips of most faults appear steep (70° to 90°).

The structural history of the region began during Late Triassic with folding of Permian and Triassic rocks. Deposition in the area was interrupted in Late Triassic, but deposits were accumulating to the east and west. Through Jurassic and Early Cretaceous the region was positive and the site of continued plutonism, which spread eastward and westward into bordering depositional areas of the Okanogan Highlands province. Late Cretaceous was the time of intense regional deformation and metamorphism as a result of thrusting from the east and west culminating with the formation of the Okanogan and other gneiss domes of the Omineca crystalline belt. Early Eocene marked the beginning of several volcanic episodes, which in the study area extended into late Eocene. The Eocene volcanic rocks, as well as contemporaneous sediments and pyroclastics, were deposited upon leveled surfaces of older rocks. Eocene deposition was accompanied by faulting. East of the area in Ferry County subsidence formed a north- to northeast-trending graben (Republic graben), and in the northeast corner of Okanogan County near Toroda Creek the Toroda Creek graben formed. The Eocene rocks of the region were folded and faulted, and partially eroded before renewed volcanism in Oligocene and possibly early Miocene.

Following deposition of the volcanics and associated sedimentary rocks, the region underwent mild folding, which resulted in moderate easterly dips, and north- to northeast trending faults. Faulting continued intermittently until sometime in the Miocene, which marked the end of the development of the major structural features of the area.

6.2       PROPERTY GEOLOGY (Fig #7-7a)

The Poland China mine is in the SE ¼  SE  ¼  Sec.  T. 40 N., R. 29 E., which is about 4 miles northwest of Chesaw. Near the Chesaw-Molson road crossing of the North Fork of Mary Ann Creek a dirt road can be followed 0.4 mile north to several old buildings at the site of the mine. The property is covered by seven patented mining claims of Mineral Survey 1039.

The initial discovery of a gold-bearing vein was made in 1896 when flakes of gold were discovered at grass-root depths; subsequent digging led to the discovery of the vein. Development work was undertaken soon after the discovery of the vein, but it was not until 1907 that an attempt was made to place the mine into production. At this time Molson Gold Mining Co. erected a 25-ton mill consisting of six Nisson stamps, two Wilfley tables, and a barrel amalgamator, all of which were powered by a Fairbank-Morse horizontal steam engine. Other than milling tests on the ore, and a small shipment in 1914, the mine failed to become productive. In 1932, the mine was taken over by Overtop Mining Co. and in 1933 and 1934, a total of 168 tons of concentrate containing 72 ounces of gold and 70 ounces of silver were shipped to a smelter. Milling of the ore proved to be impractical and operations ceased. In 1937, operations resumed, and from 1937 through 1939, a total of 11 carloads of siliceous ore assaying 0.37 ounce per ton in gold were shipped to the Trail smelter in British Columbia. However, mining of the low-grade ore was unprofitable and mining ceased. Since 1939, the property has been idle.

British Columbia
Washington
CANADA
U.S.
PMzm
IEv
mEv
MzTgr
Oroville
Roland China
PMzm - B
Chesaw
Molson
Toroda
PMzm - A
Mzgn - B
Mzgn - A
Havillah
Bodie
uEv
Wauconda
Tonasket
Qa
Okanogan Co.
Ferry Co.
Geology by Fox and Rinehart (1970-1978)

Geologic Map of Northeastern Okanogan County.

Figure 7

CORRELATION OF MAP UNITS

Unit	Epoch	Period
Qal		QUATERNARY
Unconformity		
uEv	upper Eocene	TERTIARY
Unconformity		
mEv	middle Eocene	
lEv	lower Eocene	
Unconformity		
Mzgn		TERTIARY(?), CRETACEOUS, JURASSIC(?), and TRIASSIC(?)
MzTgr		
PMzm-B		TRIASSIC or PERMIAN
Unconformity		
PMzm-A		PERMIAN

Qa Surficial deposits (Quaternary)—Alluvium and glacial drift undifferentiated

uEv Volcanic rocks (late Eocene)—Klondike Mountain Formation consisting of lithoidal lava flows and pyroclastic breccias; planar flow structure common. Vitric lava flows and flow breccias; many flows are complexly columnar jointed

mEv Volcanic rocks (middle Eocene)—Dacitic, andesitic, and minor trachytic lava flows and hypabyssal intrusive rocks. Includes Sanpoil Volcanics consisting mainly of lithoidal lava flows of quartz latitic to andesitic composition; massive to flow layered. Includes minor tuffaceous rocks and probably some intrusive bodies

lEv Epiclastic and volcaniclastic rocks (early Eocene)—Sandstone, graywacke, tuff, conglomerate, and shale. Includes O'Brien Creek Formation consisting of well-bedded to massive lapilli tuff, tuffaceous sandstone, siltstone, and shale; carbonaceous siltstone and shale; and conglomerate

Mzgn Paragneiss, orthogneiss, and associated granitic rocks of the Okanogan gneiss dome (age of metamorphism and mobilization probably Late Mesozoic)—A, paragneiss; B, orthogneiss and associated granitic rocks

MzTgr Granitic rocks (Triassic to lower Tertiary)—Includes granodiorite, quartz monzonite, quartz diorite, diorite, and monzonite, as well as minor alaskite, pegmatite, aplite, syenite, and hornblendite

PMzm Eugeosynclinal deposits (Permian to Cretaceous)—Greenstone, greenschist, slate, phyllite, schist, metawacke, quartzite (metachert), limestone, and marble. Siliceous and micaceous hornfels, calc-silicate rocks, and garnet-epidote-magnetite skarn on Buckhorn Mountain. A, chiefly Spectacle Formation (Permian) consisting mainly of metasiltstone, slate, argillite, phyllite, and marble; B, chiefly Kobau Formation (Triassic or Permian) consisting mainly of greenstone, greenschist, metasiltstone, quartzite (metachert), and marble.

Figure 7a

The Poland China vein is a quartz fissure vein in graphitic argillite of the Spectacle Formation (Permian). The vein varies from 2 to 15 feet in width and has an average width of about 7 feet. The general strike of the vein is northeast and its dip is 40° NW. It is white to black in color, and in places contains fragments of argillite wall rock. Most parts of the vein contain well-defined walls, but in several places the vein gradually grades into argillite. Parts of the vein are offset as much as 15 feet by persistent north- and northeast-trending, high-angle faults. Ore minerals of the vein are pyrite, marcasite, and galena, which are moderately to sparsely disseminated in the quartz. In parts of the vein, ore minerals are concentrated into poorly defined ore shoots, but the distribution of ore shoots is sporadic. Although near-surface parts of the vein contained some visible native gold, at deeper depths gold is not visible and occurs chiefly as micron-size particles in pyrite. High-grade near-surface ore contained 0.15 to 30 ounces per ton in gold; ore that was mined averaged only 0.24 ounce in gold and 0.40 ounce in silver per ton.  According to Ray Dart (former president of Overtop Mining Co., now deceased), some wall rock contained from 0.018 to 0.06 ounce per ton in gold.

Development work at the Poland China consists of over 1.500 feet of adits, shafts, and crosscuts, as well as one glory hole.  The main adit was driven at a general heading of west-northwest for around 310 feet.  The first part of the adit does not follow the vein but encounters it 75 feet from the portal.  The vein is also exposed in three crosscuts, two of which were driven south near the portal, and one of which was driven north from the adit, 135 feet from the portal.  About 110 feet from the portal, a winze has been sunk to a depth of about 70 feet below the adit level.  About midway in the adit, several ore chutes extend upward to the glory hole at the surface.  Ore that was mined appears to have come chiefly from a stoped area 65 to 100 feet from the portal. (Fig #8)

6.3       MINERALIZATION

Although occurrences of metallic minerals can be found in many parts of the Myers Creek district, the most important occurrences appear to be in the Chesaw and Buckhorn Mountain areas of the northeast part of the district. In the Chesaw area quartz fissure veins predominate. Most veins are only sparsely mineralized with gold, silver, copper, lead and zinc; the ore minerals of these metals are almost always accompanied by pyrite and arsenopyrite. The veins are narrow and seldom exceed 2 feet in width. Most veins pinch and swell and cannot be followed for much more than several hundred feet along their strikes. Of the many veins subjected to exploratory and development work, only the Butcher Boy, Reco, Gray Eagle, and Poland China veins contained mineable amounts of gold. Most gold occurred only near the surface and was confined to small shoots assaying up to 17 ounces per ton in gold. Excluding high-grade ore, the average gold content of veins was only around 0.25 ounce per ton.

N
50
40
70'
stope
40
75
10'
Glory Hole at surface
Portal
65
65
LEGEND
40
Vein, showing dip
65
Fault, showing dip
Foot of raise, chevrons point down
Head of winze, depth in feet
Ore chute
0
50
100 Feet
Scale

Poland China adit.

Figure 8

In the Chesaw area, Cretaceous granitic intrusive rocks in Permian or Triassic metasedimentary rocks provide contact metamorphic environments for mineral occurrences; however, only at the Strawberry Lake prospect is such an occurrence exposed. At this property massive magnetite and sparsely disseminated scheelite occur over an area of several thousand square feet.

In the Buckhorn Mountain area 3 miles northeast of Chesaw, contact metamorphic deposits predominate. The deposits occur in a persistent tactite zone between Permian metasedimentary rocks and Mesozoic granodiorite. Magnetite is the predominate mineral, whereas copper and gold are minor and scheelite is sparse. At the Neutral and Roosevelt mines, bodies of massive magnetite have yielded around 80,000 tons of ore and several million tons remain. Small shipments of copper and gold ore have in the past been made from the Gold Axe, Western Star, Caribou, and Roosevelt mines. The ore came mainly from garnet-epidote skarn bodies within the tactite zone.  In the 1990’s a one million ounce gold orebody was developed through drilling in the Buckhorn skarn zone.

7.0              PREVIOUS WORK

7.1       GENERAL

Historical work in the Poland China mine area since 1950, includes aeromagnetic mapping in the Rock Creek area of southern B.C. as far north as the Camp McKinney mine some 15 miles north of the Poland China property; rock sampling and ground magnetometer work by Echo Bay west of the Poland China property; rock chip sampling and mapping in 1980’s by Crown Resources; geochemical, geophysical and drilling  by FMC on the Poland China and north to the Canadian border and; sampling and general structural mapping by Gold City Resources.

7.2              DRILLING

In the late 50’ and early 60’s the Dart family drilled two shallow AX holes near the mine workings.  The holes were less than 100 feet in depth in black argillite and encountered no  mineralization.  The most extensive drill program was carried out in 1990 by FMC Gold Co.  when FMC completed an eight hole reverse circulation drill program totaling 4050 feet.  Drilling was completed by Lang Drilling out of Salt Lake City, Utah.  All holes were drilled to the desired depths and samples were collected at five foot intervals and fire assayed for gold and silver by Bondar-Clegg Co Ltd..  Duplicate samples were collected at approximately 50 foot intervals and fire assayed at Chemex Labs Ltd.  Although detectable gold was encountered in all the drill holes, only three holes intersected gold values greater than 0.01 oz/ton or greater.  Drill hole #3 intersected 10 feet of 0.136 oz/ton gold from 235-245 feet of depth.  Drill hole #6 encountered 5 feet of 0.015 oz/ton gold from 170-175 feet of depth and 5 feet of 0.071 oz/ton gold from 45 -455 feet of depth.  Drill hole #7 encountered 5 feet of 0.064 oz/ton gold from 65-70 feet of depth.

It was reported by the land holder that two other reverse circulation holes were drilled west of the Poland China workings some time in the late 1990’s or early 2000.  No knowledge of this drilling could be obtained.

7.3              GEOCHEMISTRY

Rock chip sampling by various companies, including Crown Resources, FMC and Battle Mountain Gold have been conducted in the very recent past and just prior to the time of this report.  FMC conducted a mobile mercury analysis and biogeochemical analysis of vegetation in selected areas.

7.4              GEOPHYSICS

At various times in the early 1980’s, companies including Echo Bay, FMC and Crown Resources, have conducted total intensity magnetic ground surveys on various parts of the Poland China mine area. FMC also conducted a VLF survey in selected areas on the property.  It is with some certainty that the author estimates that between 1950 and 1980 there were other companies, including U.S. Steel Corp, that were conducting mineral exploration in northeastern Okanogan County and could have contributed to the overall data base at the Poland China mine.

7.5              ESTIMATED COST OF EXPLORATION & DEVELOPMENT PROGRAMS TO DATE

It is difficult to equate the value of the dollar expended in the early 1900’s to the value of the dollar expended in the 1980’s and 1990’s.  Mine develop and the implacement of a 25 ton milling complex between 1896 and 1914 probably cost  in excess of $50,000.00.  The cost today would probably be $500,000.00.  The FMC exploration program in 1990 was fairly extensive and would have cost approximately $100-150,000.00 in 1990.

   7.5.1        Myers Creek Mining District

Prior to 1989, significant funds were spent on developing the Poland China mine, the gold bearing quartz veins in the Chesaw area, the copper bearing massive sulfides lenses and copper-gold quartz veins in the central part of Buckhorn Mountain, the high grade silver quartz vein on the south end of Buckhorn Mountain at the Crystal Butte property,  as well as development of the magnetite deposits on the north end of Buckhorn Mountain.  Milling plants were set up at the Poland China mine, Buckeye mine, Apex mine and at the Crystal Butte properties.

Expenditures for mine development and implacement of milling plants were over-shadowed from 1989 to present by the required spending for discovery, exploration and mine development of the Crown Jewel one million ounce gold skarn deposit on Buckhorn Mountain.  Development expenditures to date on the Crown Jewel, including Environmental Impact Statements, exceed $30,000,000.00.

   7.5.2        Rock Creek Gold Trend (Canadian Side)

Several Canadian gold exploration companies spent approximately $500,000.00 (Canadian) exploring for gold north of the Poland China mine along the Rock Creek Gold Trend between 1990-1995.

   7.5.3        Poland China Area

From 1896 up to and including 1990 various companies spent money on mine development, milling equipment, power plants, support buildings, mill testing, shipping, drilling both AX core and Reverse Circulation holes, geochemistry including rock chip and vegetation sampling as well as ground geophysics, mainly magnetometry and VLF. It is estimated by the author that the total funds expended over this time would be in excess of $700,000.00 at 1990 prices.

8.0              CONCLUSIONS AND RECOMMENDATIONS

Gold occurrences extend northward from the Poland China mine area to the Camp McKinney mine north of Bridesville, B.C. along a trend often referred to as the Rock Creek Gold Trend.  The gold occurs in quartz fissure veins, intrusive contact zones, skarns, shear zones and as placer gold in the Rock Creek drainage in southern B.C. and Mary Ann Creek above and below the Poland China mine on the U.S. side.

Gold occurrences within this trend appear to be related to east-west and north-east trending faults and their associated shear zones, in close proximity to intrusive rocks.  All of these occurrences lie just to the west of or along  the fragmented west boundary fault? of the Toroda Creek graben.

Shear zones within the Poland China mine property strike north-south and north-east with the Poland China mineralized quartz vein striking north east and dipping 26 degrees north west.  Intrusive dikes are found in close proximity to the known gold occurrences both in the glory hole at the Poland China mine and in exploration drill holes.

Silicified gold ore is associated with a shear zone along the contact between a felsic intrusive dike and a greenstone at the Buckeye mine just to the north west of the Poland China property.  This vein carries high arsenic values and assayed 0.25 opt gold.

The mineralogy, structural setting and geology at the Poland China mine property is similar to the mineralogy, structural setting and geology near the Winnipeg and Athelstan-Jackpot mines at Phoenix Camp in south-eastern B.C.  There the highly mineralized gold bearing sulfide ore bodies are within a sheared volcanic in contact with a granitic intrusive.  These bodies have a very small surface footprint but extend for considerable depth in a pipe-like manner.   It is recommended that the following exploration program be implemented as a starting point to outline opportunities on the Poland China mine property for locating a geologic setting, similar to the high angle shear zone mineralization found on the Winnipeg mine at Phoenix Camp B.C..

It is recommended that the area around the Poland China mine be soil sampled on an east-west grid across the north and north east trending shear zones that are found on the property.  The soil samples taken should be assayed for rare earth elements as well as the normal course of metallic elements which would help to delineate the fault and anomalous mineralization associated with the fault.

A three stage program is envisioned with each stage dependant on the success of the previous stage. Stage One involves detailed geologic mapping; Stage Two would be geochemical soil sampling and; Stage Three trenching, sampling and mapping of the trenches.

Cost of Recommended Program

Stage One
Detailed geologic mapping 4 days @$500.00/day                                 $2000.00
Assays, report and expenses                                                                 $1000.00
                                                                        Total                           $3000.00

Stage Two
Grid lay-out and soil sampling 2 men @ 200.00 x 4 days                       $1600.00
Assays                                                                                                 $2000.00
Report & field supervision                                                                     $2000.00
                                                                        Total                           $5600.00

Stage Three
Trenching, sampling and mapping                                                          $5000.00
Assay and report                                                                                  $2500.00
                                                                        Total                          $7500.00

Each stage is dependant on results of the previous stage

Respectfully submitted

  /s/ Robert E. Miller
R.E. Miller

REFERENCES

Basil, Chris.  1990 Airborne Magnetic and VLF-EM Survey report on the Ket 1-22 and Ket 24-32 Mineral Claims, Assessment Report for Crown Resources Corp.

Broughton, W. A., 1945, Some magnetite deposits of Stevens and Okanogan Counties, Washington: Washington Division of Geology Report of Investigations 14, 24 p.

Chamberlain, M. N., 1936, Ores of the Bodie mine and their treatment: University of Washington B.S. thesis, 85 p.

Culver, H. E.; Broughton, W. A., 1945, Tungsten resources of Washington: Washington Division of Geology Bulletin 34, 89 p.

Daly, R. A., 1912, Geology of the North American Cordillera at the forty-ninth parallel: Geological Survey of Canada Memoir No. 38, 3 parts, 857 p., 17 map sheets.

Fox, Kenneth F., Jr., 1970, Geologic map of the Oroville quadrangle, Okanogan County, Washington: U.S. Geological Survey Open-File Report, 3 sheets, scale 1:48,000.

Fox, Kenneth F., Jr., 1978, Geologic map of the Mount Bonaparte quadrangle, Okanogan County, Washington: U.S. Geological Survey Open-File Report 78-732, 2 sheets.

Fox, Kenneth F., Jr.; Rinehart, C. Dean; Engles, J. C., 1977, Plutonism and orogeny in north-central Washington—Timing and regional context: U.S. Geological Survey Professional Paper 989, 27

Hodge, E. T., 1944, Limestones of the Pacific Northwest: U.S. Bonneville Power Administration, 104 P-

Hunting Geophysical Services, Inc., 1960, Geological interpretation of airborne magnetometer and scintillation survey—Mount Bonaparte,  Bodie  Mountain,  Curlew,  Aeneas,  and  Republic quadrangles, Okanogan and Ferry Counties, Washington: Washington Division of Mines and Geology Report of Investigations 20, 34 p.

Huntting, M. T., 1956, Inventory of Washington minerals—Part 2, Metallic minerals: Washington Division of Mines and Geology Bulletin 37, 2 volumes, 496 p.

Mills, Joseph W., 1962, High-calcium limestone of eastern Washington: Washington Division of Mines and Geology Bulletin 48, 268 p.

Moen, W. S., 1969, Analyses of stream sediment samples in Washington for copper, molybdenum,  lead, and zinc: Washington Division of Geology and Earth Resources Open-File Report 69-2, 86 p.

Muessig, Siegfried, 1967, Geology of the Republic quadrangle and a part of the Aeneas quadrangle, Ferry County, Washington: U.S. Geological Survey Bulletin 1216, 135 p.

Patty, E. N., 1921, The metal mines of Washington: Washington Geological Survey Bulletin 23, 366 P-

Pearson, R. C., 1967, Geologic map of the Bodie Mountain quadrangle, Ferry and Okanogan Counties,  Washington:  U.S.  Geological  Survey  Geologic Quadrangle  Map  GQ-636, scale 1:162,500.

Pearson, R. C.; Obradovich, J. D., 1977, Eocene rocks in northeast Washington—Radiometric ages and correlation: U.S. Geological Survey Bulletin 1433, 41 p.

Purdy, C. P., 1951, Antimony occurrences of Washington: Washington Division  of Mines and Geology Bulletin 39, 186 p. Purdy, C. P., 1954, Molybdenum occurrences of Washington: Washington Division of Mines and Geology Report of Investigations 18, 118 p.

Rigg, George B., 1958 Peat resources of Washington: Washington Division of Mines and Geology bulletin 44, 272 p.

Rinehart, C. Dean; Fox, Kenneth F. Jr., 1972, geology and mineral deposits of the Loomis quadrangle, Okanogan County, Washington: Washington Division of Mines and Geology Bulletin 64, 124 p.

Storch, R.H., 1947 Preliminary exploration of Bi-Metallic molybdenum deposits Okanogan County, Washington: U.S. Bureau of Mines Report of Investigations 3932, 6 p.

Umpleby, J.B., 1911 Geology and ore deposits of the Myers Creek mining district: Washington Geological Survey Bulletin 5, part 1, 52 p.

Zoldok, S.W. : Cole, J.W.: Dougherty, E.Y., 1947, Iron deposits of buckhorn Mountain, Myers Creek mining district, Okanogan county, Washington: U.S. Bureau of Mines Report of Investigations, 4051, 22p.

QUALIFICATIONS

STATEMENT OF QUALIFICATIONS

I  ROBERT E. MILLER, of Spokane, Washington U.S.A. DO HEREBY CERTIFY:

  THAT I am a Geological Engineer with a business address of  15607 N Timberwood Court Spokane, Washington  99208.

  THAT I am a graduate from Brigham Young University with a Bachelor of Science Degree in Geological Engineering (1969).

  THAT I have practiced my profession continuously since graduation.

  THAT I have visited the Poland China Mine Area several times over the past 15 years.

  THAT this report was compiled from information developed by research of existing public geologic and mining papers, various company reports, verbal information as well as personal knowledge of the project.

DATED this ___5th______ day of ___Jan_____, 2006

___/s/ Robert E. Miller_______________
Robert E. Miller P. Geo
Geological Engineer